SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                          AMENDMENT NO. 1 TO FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  First Trust Exchange-Traded Fund III

Address of Principal Business Office (No. & Street, City, State, Zip Code):

       120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187

Telephone Number (including area code):

       (800) 621-1675

Name and Address of agent for service of process:

       W. Scott Jardine
       First Trust Portfolios L.P.
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

Check  appropriate  box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  [ ]    No [X]


                               _________________

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Item 1. Exact Name of Registrant:

       First Trust Exchange-Traded Fund III

Item 2. Name of State Under the Laws of Which Registrant Was Organized or Created and the Date of Such Organization or Creation:

       Massachusetts, January 9, 2008

Item 3. Form of Organization of Registrant:

       Trust

Items 4 and 5. Classification of Registrant:

       A Non-Diversified Open-End Management Investment Company

Item 6. Name and Address of the Investment Adviser of Registrant:

       First Trust Advisors L.P.
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

Item 7. Name and Address of Each Officer and Trustee of Registrant:

       James A. Bowen
       President and Trustee
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Richard E. Erickson
       Trustee
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Thomas R. Kadlec
       Trustee
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Robert F. Keith
       Trustee
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Niel B. Nielson
       Trustee
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Mark R. Bradley
       Treasurer, Controller, Chief Financial Officer and Chief Accounting
            Officer
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       James M. Dykas
       Assistant Treasurer
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Erin E. Chapman
       Assistant Secretary
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       W. Scott Jardine
       Secretary and Chief Compliance Officer
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Daniel J. Lindquist
       Vice President
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Coleen D. Lynch
       Assistant Vice President
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Kristi A. Maher
       Assistant Secretary and Deputy Chief Compliance Officer
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Roger F. Testin
       Vice President
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

       Stan Ueland
       Vice President
       First Trust Exchange-Traded Fund III
       120 East Liberty Drive, Suite 400
       Wheaton, Illinois 60187

Item 8. Not Applicable.

Item 9.

       (a)  No.

       (b)  Not  applicable.

       (c) The registrant presently proposes to make a public offering of its securities.

       (d)  No.

       (e)  Not applicable.

Item 10. The current value of the registrant's assets is $0.

Item 11. No.

Item 12. Not applicable.

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton and State of Illinois on the 11th day of January, 2010.

                                 First Trust Exchange-Traded Fund III
                                 (Name of Registrant)

                                 By: /s/ James A. Bowen
                                     ------------------------------------------
                                     James A. Bowen, President, Chairman of the
                                     Board and Trustee

Attest: /s/ W. Scott Jardine
        -------------------------
        W. Scott Jardine
        Secretary